UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2008

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On November 21, 2008, Gottschalks Inc. (the "Company") announced that it has signed a definitive agreement for up to a $30 million investment in the Company by Everbright Development Overseas Ltd. ("Everbright"), a British Virgin Islands corporation, as well as a strategic business partnership to establish direct sourcing and consignment product sales by the Company and launch a new wholesale business. Under the terms of the definitive agreement, in addition to the investment by Everbright, the Company will receive all of the issued and outstanding capital stock, trademarks, patents and licenses of Everbright Asia Limited ("Everbright Asia"), a British Virgin Islands corporation, and will establish a new wholesale business from which the Company will receive all profits.

Under the terms of the definitive agreement, Everbright's investment will consist of a $15 million acquisition of up to 40,000,000 newly-issued shares of the Company's common stock, a capital call of up to $15 million in the form of a capital contribution or loan that will be used for additional support to fund the Company's credit facility, the potential to acquire additional newly-issued shares of the Company's common stock based upon a pre-tax income threshold, and warrants to acquire additional shares of the Company's common stock.

The transaction contemplated by the definitive agreement with Everbright remains subject to customary closing conditions, including approval by the Company's stockholders at a special meeting called for that purpose and the receipt of certain required third party consents, as well as a limited due diligence review period. Under the terms of the definitive agreement, the Company is also permitted under certain circumstances to solicit competing proposals from third parties until December 15, 2008.

A copy of the Company's press release, issued on November 21, 2008 (the "Press Release"), announcing the transaction is being furnished as Exhibit 99.1 to this Form 8-K and is herein incorporated by reference in its entirety.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press Release dated November 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc.

November 21, 2008	By: /s/ J. Gregory Ambro Name: J. Gregory Ambro Title: Chief Operating Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated November 21, 2008. Also provided in PDF format as a courtesy.